Exhibit 99.1
Connecticut Water Service, Inc.          NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water Files for Rate Reopener with Settlement Agreement with the Office of Consumer Counsel

Increase amounts to 11 cents per day for average residential customer
CLINTON, Conn. – Feb. 7 – Connecticut Water Company today announced that it has reached an agreement with the Connecticut Office of Consumer Counsel (OCC) that it says will result in a rate increase of 11 cents per day for an average residential customer and “is good for the families and communities served by the company and maintains our ability to continue investing in drinking water infrastructure.”
“We are keenly aware of the current economic climate and the impacts that it has had on our customers and particularly Connecticut’s municipalities. That’s why we focused on holding down cost increases for our consumers, and we’re pleased to have been able to achieve that goal. We had planned to file a general rate case in 2018 that would include recovery of $187 million in capital investments made since our last general rate case filing in 2009 that are not yet covered in rates,” stated David C. Benoit, Connecticut Water’s interim president and chief executive officer.
Benoit further stated, “Working with Consumer Counsel, Elin Katz, we were able to reach a settlement agreement that delays a full rate case filing; covers only a portion of our capital investments since the last case; minimizes financial impacts on customers, including municipalities; and maintains our ability to invest in infrastructure to serve customers and benefit the environment.”
Under the settlement agreement, the amount of the Water Infrastructure and Conservation Adjustment (WICA) charge currently on customers’ bills will be folded into base rates, and the WICA charge will reset to zero. This will allow continued investment in replacement of aging pipe, which improves system reliability, reduces the amount of treated drinking water lost to leaks, and conserves water and energy. The company could seek approval to adjust WICA charges in the future through separate filings with the Public Utilities Regulatory Authority (PURA) as additional WICA work is completed and serving customers.
Connecticut Water would begin to recover on the $36.3 million related to the company’s generational investment in clean drinking water at the newly upgraded Rockville Drinking Water Treatment Facility, which went online in 2017.
The net effect for a typical residential customer using the average of 15,000 gallons per quarter would be an increase of about 11 cents per day, or less than $3.50 per month, on their bill. Customers will still receive safe, clean drinking water for less than one penny per gallon.

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The settlement agreement between Connecticut Water and OCC was submitted to PURA on Feb. 6 as part of a petition for a limited reopener of the company’s last general rate case. It calls for the reset of the WICA and the rate increase related to the Rockville Drinking Water Treatment Facility to be effective on April 1. The petition requests that PURA consider the agreement negotiated between the two parties. PURA approval is required before the agreement can take effect.
Other key provisions of the settlement agreement include:

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Connecticut Water will not file for changes to base rates that would take effect before January 2020. Bills would continue to be subject to PURA-approved surcharges such as WICA and the Water Revenue Adjustment as authorized.

•	Municipal fire protection charges are exempted from the April 1 rate adjustment but would be subject to any PURA-approved surcharges in effect before the next general rate case.

•	If Connecticut Water should earn more than is authorized by PURA, 100 percent of the over-earnings would be returned to customers.

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Customer benefits from recent federal tax law changes have been incorporated into this agreement and have reduced the impact on customers by nearly half a million dollars, so the pending PURA docket regarding the effect of the federal tax law changes will be closed for Connecticut Water.

Under the settlement agreement, Connecticut Water preserves the right to recover in a future general rate case the remaining $151 million in capital investments it has made since the 2009 rate case filing that is being deferred under this agreement.
Mr. Benoit concluded, “Arriving at this agreement is consistent with our strategy to serve customers and communities with high-quality water and service while maintaining the financial strength to invest in our systems.”
This settlement agreement pertains only to customers of the Connecticut Water Company. Customers of the Heritage Village Water and Avon Water companies will not see their rates change as a result of this agreement.
The petition and settlement agreement will be included in a Form 8-K filing with the Securities and Exchange Commission.

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Connecticut Water Company is a regulated public water utility serving more than 93,000 customers in 56 Connecticut communities, and it is the largest operating subsidiary of the Connecticut Water Service, Inc. (Nasdaq:CTWS). Through its regulated utility subsidiaries, CTWS serves more than 134,000 water customers, or about 450,000 people in 80 communities across Connecticut and Maine, and more than 3,000 wastewater customers in Southbury, Connecticut.

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This news release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company’s results of operation, financial position and long-term strategy. These forward-looking statements are based on current information and expectations and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the company’s actual results to differ materially from expected results. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

News media contact:
Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Company.
93 West Main Street, Clinton, CT 06413-1600
860-664-6016

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